77Q(1)(g):	Copies of any merger or consolidation agreement, and other documents relevant to the information sought in Sub-Item 77M, above.

The Agreement and Plan of Reorganization by and between GSVIT and Ayco is incorporated herein by reference to Exhibit A of the definitive Combined Proxy Statement and Prospectus dated October 14, 2003, as filed electronically with the SEC on October 24, 2003, (Accession No. 0000950123-03-011692).

The Agreement and Plan of Reorganization by and between GSVIT and PIC is incorporated herein by reference to Appendix A of the definitive Combined Proxy Statement/ Prospectus dated October 30, 2003, as filed electronically with the SEC on November 6, 2003, (Accession No. 0001047469-03-036286).